Exhibit No. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-125631, 333-100327, 333-102858, 333-116170, 333-87482, 333-51094, 333-28511, 333-78793, 333-49165, 333-89279, 333-90809, 333-31874, 333-57092 and 333-72200), and Form S-8 (Nos. 333-123737, 333-88938, 33-44867 and 33-89882) of Regis Corporation of our report dated August 29, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2 as to which the date is July 6, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 6, 2009